Exhibit 10.1

Agreement

by and among

CGI HOLDING CORPORATION d/b/a THINK PARTNERSHIP INC.

VINTACOM ACQUISITION COMPANY, ULC.

VINTACOM HOLDINGS INC.

THE SHAREHOLDERS OF VINTACOM HOLDINGS INC. and

BRAD HOGG, As Agent

DATED AS OF DECEMBER 2, 2005

i

4.22	Inventories	24
4.23	Receivables	24
4.24	Residency; Investment Sophistication; Backgrounds	24
4.25	Brokers	26
4.26	Cash/Banks and Brokerage Accounts	26
4.27	Indebtedness	26
4.28	Contracts	26
4.29	Title to Assets	27
4.30	Spyware/Adware.	27
4.31	Material Information	28
4.32	Transferred Information Notice	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THK AND VINTACOM ACQUISITION		28
5.1	Organization and Qualification	28
5.2	Capital Structure	29
5.3	Authorization; Enforceability	29
5.4	No Violation or Conflict	29
5.5	Governmental Consents and Approvals	30
5.6	Litigation	30
5.7	Brokers	30
5.8	Material Information	30
5.9	AMEX Listing	30

ARTICLE VI CLOSING DELIVERIES AND POST CLOSING COVENANTS		30
6.1	Vintacom/Shareholder Deliveries.	30
6.2	THK/Vintacom Acquisition Deliveries.	33

ARTICLE VII EMPLOYMENT MATTERS		34
7.1	Current Employees	34
7.2	Management of Vintacom Acquisition	34

ARTICLE VIII ADDITIONAL CONSIDERATION		36
8.1	Additional Consideration	36
8.2	Additional Covenants	36

ARTICLE IX INDEMNIFICATION		37
9.1	Survival of Representations and Warranties	37
9.2	Indemnification	37
9.3	Third Party Claim	39

ARTICLE X TAX MATTERS		39
10.1	Tax Returns	39
10.2	Contest Provisions	40
10.3	Assistance and Cooperation	41

ARTICLE XI MISCELLANEOUS		42
11.1	Notices	42
11.2	Entire Agreement	43
11.3	Binding Effect	43
11.4	Assignment	43
11.5	Modifications and Amendments	43
11.6	Waivers	43
11.7	No Third Party Beneficiary	43
11.8	Severability	43
11.9	Publicity	44
11.10	Governing Law	44
11.11	Counterparts; Facsimile Signatures	44
11.12	Headings	44
11.13	Expenses	44
11.14	Further Assurances	44
11.15	Arbitration	44
11.16	Incorporation by Reference	45

EXHIBITS

Exhibit A	Registration Rights Agreement
Exhibit B	Shareholder Representative Agreement
Exhibit C	Side Letter Agreement
Exhibit D	Option Agreement

SCHEDULES

Schedule 1.1	Combined Salaries
Schedule 2.2	Allocation of Merger Consideration
Schedule 3.5	Transferred Information
Schedule 4.1	Organization and Qualification
Schedule 4.2(a)	Subsidiaries
Schedule 4.2(b)	Subsidiary Jurisdictions
Schedule 4.6	Governmental and Third Party Consents and Approvals
Schedule 4.7	Capital Structure
Schedule 4.8	Financial Statements
Schedule 4.9	Conduct in Ordinary Course
Schedule 4.10(a)	Owned Property and Owned Property Lease
Schedule 4.10(b)	Leased Property
Schedule 4.11	Personal Property
Schedule 4.13	Insurance
Schedule 4.14	Permits
Schedule 4.15	Taxes
Schedule 4.16	Labor Matters
Schedule 4.19	Certain Interests
Schedule 4.20	Litigation
Schedule 4.21	Intellectual Property
Schedule 4.25	Brokers
Schedule 4.28	Contracts
Schedule 5.1	Organization and Qualification
Schedule 5.2(a)	Capital Structure
Schedule 5.2(b)	Capital Structure
Schedule 6.1(d)	Vintacom Employment Agreements
Schedule 6.1(i)	Vintacom Option Cancellation Agreement
Schedule 7.1	Employment Salary Letter
Schedule 7.1(b)	Options/Warrants

AGREEMENT

This Agreement (this “Agreement”) made and entered into this 2nd day of December, 2005, by and among CGI Holding Corporation, d/b/a Think Partnership Inc., a Nevada corporation having its principal place of business in the State of Illinois (“THK”), Vintacom Acquisition Company, ULC, an Alberta Unlimited Liability Corporation an indirect, wholly owned subsidiary of THK (“Vintacom Acquisition”), Vintacom Holdings Inc., an Alberta Business Corporation (“Vintacom”) the individuals set forth on the signature page hereof  (individually a “Shareholder” and collectively the “Shareholders”) and Brad Hogg, as Agent.  THK, Vintacom Acquisition, Vintacom, the Shareholders and the Agent are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Vintacom and its subsidiaries are in the business of owning and operating on-line dating sites (collectively, the “Business”); and

WHEREAS, the board of directors, managers, shareholders and members (to the extent required or applicable) of each of THK, Vintacom Acquisition and Vintacom have each approved this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of the Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of the Person.

“Agent” means the individual identified in the Preamble hereto or any successor representative appointed by the Shareholders pursuant to the Shareholder Representative Agreement.

“Average Quarterly Pre-Tax Earnings” means the average of the quarterly pre-tax earnings of Vintacom Acquisition, prepared on a consolidated basis for Vintacom Acquisition and each of its Subsidiaries, calculated in accordance with GAAP, during the Measurement Period as reviewed or audited, from time to time, by independent registered public accountants selected by THK, provided that no deduction shall be made in the calculation of such earnings for any of the following:  (a) an increase of up to an aggregate of $120,000 US in the aggregate annual combined base salaries of Brad Hogg, Terry Schultz, Kelly Oltean and Mike Baldock as compared to the aggregate annual combined base salaries of Brad Hogg, Terry Shultz, Kelly Oltean and Mike Baldock during the twelve month period ending on the Closing Date which is set forth on Schedule 1.1 hereto, (b) the amount of any other increases in compensation (including any amounts charged to compensation expense in connection with the grant of stock options or warrants) that are approved by the board of directors of THK or Vintacom Acquisition subsequent to the Closing; (c) any charge to Vintacom Acquisition or any of its Subsidiaries for compensation paid to the controller to be employed by Vintacom Acquisition or any of its Subsidiaries subsequent to the Closing; and (d) any expense or other charges incurred by THK and arising from or related to any claim asserted by or against the Shareholders but only to the extent that (i) such expenses or other charges have been applied toward the $50,000 limitation set forth in Section 9.2(c), or (ii) THK has received an indemnity payment for such expenses or other charges pursuant to the provisions of Article IX of this Agreement.

“Audited Financials” shall have the meaning ascribed in Article IV, Section 4.8 hereof.

“Business” means the on-line dating site business owned and operated by Vintacom and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of Chicago, Illinois.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Claims of Any Nature” mean Liens, Litigation, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to any loan, claims for salary, bonuses or commissions, unpaid payroll or other taxes, pension obligations, claims alleging discrimination or harassment, claims alleging breach of contract, credit card chargebacks in excess of 1% in respect of Visa and MasterCard and 25% in respect of Amerinet (based upon the total transaction chargebacks incurred in that month, with reference to the current month’s processed transactions), lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by Vintacom or Vintacom Acquisition, consulting agreements, employment agreements other than the employment agreements referred to in

Section 6.1(d), severance agreements or “change of control” agreements of any nature , and any other liabilities of any nature whatsoever.

“Closing” shall mean the delivery of the consideration and documents referred to in Article VI.

“Closing Date” shall mean the time and date on which the Closing takes place. The Closing shall be held at the offices of Shefsky & Froelich Ltd., 111 East Wacker Drive, Suite 2800, unless another place is agreed to in writing by the Parties.

“Closing Date FMV” shall mean the average closing price of a share of THK Common Stock on the principal market on which the shares are then traded for the ten (10) consecutive trading days prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any Canadian federal or provincial court or any arbitration tribunal of Canada or any province thereof or court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Discretion “ means the sole, absolute and unfettered discretion and, in each case where the term is used in conjunction with providing consent, means that the Person whose consent is required may unreasonably and arbitrarily withhold, condition or delay the consent.

“Documents” means this Agreement together with the Certificate of Merger and Plan of Merger, the Schedules and Exhibits hereto and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Domestic Laws” means any Law of any Governmental Authority of Canada or the United States.

“Employee Agreement” means each management, employment, bonus, loan or other extension of credit, change in control, retention, severance, consulting, non-compete, confidentiality, or similar agreement or contract any part of which is in effect on the date of this Agreement or the Closing Date between Vintacom and any employee.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Vintacom, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Vintacom, whether or not the plan is terminated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of Canada, any province, the United States, any state thereof, or any other foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“GST” means goods and services tax payable pursuant to the Excise Tax Act (Canada), as amended from time to time.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of the Person, whether or not contingent, for borrowed money, (b) all obligations of the Person for the deferred purchase price of property or services, (c) all obligations of the Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of creditor or lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Person as lessee under leases that have been or should be recorded as capital leases, in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Person under acceptance, letter of credit or similar facilities, (g) all obligations of the Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Person or any warrants, rights or options to acquire the capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Person, or in effect guaranteed directly or indirectly by the Person through an agreement (1) to pay or purchase the indebtedness or to advance or supply funds for the payment or purchase of the indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the indebtedness or to assure the holder of such indebtedness against loss, (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether the property is received or the services are rendered) or (4) otherwise to assure a creditor against loss and all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of the indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by the Person, even though the Person has not assumed or become liable for the payment of the indebtedness.

“Information System” means any combination of Hardware, Software or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Initial Pre-Tax Earnings” means $1.1 million U.S.

“Intellectual Property” means (a) inventions, improvements or discoveries, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks,  (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any License Agreement and any license, registered user agreement, technology or material, transfer agreement, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs including, but not limited to, attorneys’ fees and disbursements for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by, or for, Vintacom or any Subsidiary at any location whatsoever and any prepaid deposits for any of the same terms.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if the individual has actual knowledge of the fact or other matter, and (b) in the case of a

Person (other than an individual) the Person will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of the Person (or in any similar capacity) has, or at any time had, actual knowledge of the fact or other matter.

“Law” means with respect to a Person, property, transaction or event, all applicable laws, statutes, Regulations, treaties, by-laws, ordinances, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders (including judicial or administrative orders) and policies of any Governmental Authority having, or purporting to have authority over, that Person, property, transaction or event, as the same may be amended from time to time.

“Leased Property” means any real property leased by Vintacom or a Subsidiary including, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing but excluding any Tangible Personal Property.

“Liabilities” means any and all debts, liabilities, Indebtedness and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Liens, Law, Action or Order, Liabilities for Taxes and Litigation and those debts, liabilities, Indebtedness and obligations arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges any Governmental Authority due for which adequate reserve for payment has been made and which are being diligently contested in good faith; (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party which do not have an adverse impact on the purposes for which the real property is used; (c) liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon the Person pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to third party landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of the lease; (f) liens granted by Vintacom or any Subsidiary in the ordinary course of the business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of business, as applicable, other than liens granted for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” means any suit, proceeding, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Person, (b) could materially adversely affect the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted, or contemplated to be conducted or operated, or (c) prevents the Person from completing any of the Transactions.

“Measurement Date FMV” means the average closing price of a share of THK Common Stock on the principal market on which the shares are then trading, if any, for the thirty (30) consecutive trading days prior to the end of the Measurement Period.

“Measurement Period” means the first twelve (12) full calendar quarters following the Closing Date.

“Non-Domestic Law” means any Law that is not a Domestic Law.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Property” means any real property owned by a Person together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing but excluding any Tangible Personal Property.

“Patents” mean all national (including the United States and Canada) and multinational statutory invention registrations, inventor’s certificates, industrial designs, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations and foreign counterparts, and any and all rights therein provided by multinational treaties or conventions and any and all improvements or enhancements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust, syndicate, Governmental Authority, or any other entity of any nature.

“Personal Information” means information about an identifiable individual but does not include business contact information provided the collection, use or disclosure, as the case may be, of the business contact information is for the purposes of contacting an individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to Vintacom or any Subsidiary whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

“Registration Rights Agreement” means that certain registration rights agreement attached hereto as Exhibit A to be entered into at Closing between THK and the Shareholders.

“Regulation” means any rule or regulation of any Governmental Authority.

“Revenue Canada” means the Canada Revenue Agency.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of Vintacom or Vintacom Acquisition means any other Person in which Vintacom or Vintacom Acquisition, as the case may be, owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by Vintacom or Vintacom Acquisition, as the case may be.

“Tangible Personal Property” means each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles or rolling stock owned or leased by the Person.

“Tax” or “Taxes” means any and all federal, provincial, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, GST, use, capital stock, capital, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports, filings, elections, designations, information statements, and other similar documents, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS, the Canada Revenue Agency, or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns whether accrued, contingent or otherwise.

“THK Common Stock” means Common Stock, $.001 par value per share, of THK.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the Canadian Intellectual Property Office, United States Patent and Trademark Office, the Trademark Offices of Canada, the states and territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Transactions” means the purchase and sale of all of the issued shares of Vintacom Capital Stock and the other transactions contemplated by this Agreement.

“Transferred Information” means the Personal Information to be disclosed or conveyed to THK or any of its representatives or agents by or on behalf of Vintacom, or its Subsidiaries, as a result of, or in conjunction with, the transactions contemplated herein, and includes all Personal Information disclosed to THK during the period leading up to, and including, the completion of the transactions contemplated herein.

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale of Capital Stock.  Subject to, and in accordance with, the terms and conditions set forth in this Agreement, effective as of 12:00 o’clock midnight on December 2, 2005 (the “Effective Date”), each of the Shareholders shall sell, assign and transfer each share of the capital stock of Vintacom (“Vintacom Capital Stock”) owned, directly or indirectly, by the Shareholder, immediately before the Effective Date to Vintacom Acquisition, and Vintacom Acquisition shall purchase all, but not less than all, of the Capital Stock from the Shareholders, at and for a total purchase price consisting of the consideration set forth in Section 2.2.  At the Closing, (a) THK and Vintacom Acquisition shall deliver to Vintacom and the Shareholders the various documents referred to in Article VI, Section 6.2 and (b) Vintacom and the Shareholders shall deliver to THK and Vintacom Acquisition the various documents referred to in Article VI, Section 6.1.

2.2           Purchase Price.

(a)           At the Closing, or at other times provided herein, Vintacom Acquisition shall pay to the Shareholders set forth on the stock ledger of Vintacom (the “Vintacom Stock

Ledger”) an aggregate purchase price for all of the shares of Capital Stock of Vintacom the following: (i) Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) in aggregate (being the sum of $0.126956 for each of the 21,661,130 issued shares of every class of Capital Stock of Vintacom) in cash (the “Cash Consideration”) less the Escrowed Amount (as defined below), (ii) an additional Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) by way of shares of THK Common Stock (the “Stock Consideration” collectively with the Cash Consideration, the “Initial Consideration”); the number of shares of THK Common Stock to be issued as the Stock Consideration will be equal to the quotient obtained by dividing the sum of $2,750,000 by the Closing Date FMV, as adjusted for stock splits, stock dividends, reorganizations and the like occurring during the ten trading day period used to calculate the Closing Date FMV, and any fractional shares shall be rounded up to the nearest whole, and (iii) any Additional Consideration under Article VIII (the “Additional Consideration” and together with the Initial Consideration, the “Purchase Price”);

(b)           An amount equal to $465,000 U.S. (the “Escrowed Amount”) shall be withheld from the Cash Consideration to be held and disbursed in accordance with that certain side letter agreement attached hereto as Exhibit C (the “Side Letter Agreement”);

(c)           Each certificate representing the THK Common Stock issued in respect of the Purchase Price shall contain the legends set forth in Section 4.24.

(d)           In order to ensure compliance with the restrictions referred to herein, THK may, subject to the terms of the Registration Rights Agreement, issue appropriate “stop transfer” instructions to its transfer agent with respect to the THK Common Stock delivered pursuant to this Agreement;

(e)           THK will not be required (i) to transfer on its books any THK Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or applicable Law, or (ii) to treat as owner of the THK Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the THK Common Stock have been so transferred;

(f)            Any U.S. legend endorsed on a certificate pursuant to Section 2.2(c) and the stop transfer instructions with respect to the THK Common Stock shall be removed and THK shall cause the certificate to be cancelled and shall issue a certificate without a U.S. legend to the holder thereof (i) if the THK Common Stock is registered under the Securities Act and if the proposed transfer thereof is consistent with the plan of distribution in the prospectus with respect to the registration, or (ii) if the holder provides THK with an opinion of counsel, reasonably satisfactory to legal counsel for THK, to the effect that a sale, transfer or assignment of the THK Common Stock is exempt from registration under the Securities Act.

2.3           Cancellation of Shares.  Immediately prior to the Effective Time, each share of Vintacom Capital Stock either held in Vintacom’s treasury or owned by any direct or indirect wholly-owned subsidiary of Vintacom immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefor.

2.4           Stock Options; Warrants.  At the Effective Time, each option, warrant or other contractual or other right to purchase or otherwise acquire or convert into shares of Vintacom Capital Stock granted prior to the Effective Time shall be cancelled, extinguished and terminated and shall not have any right to any portion of the Purchase Price.

2.5           Taking Necessary or Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in Vintacom Acquisition full right, title and possession of all properties, assets, rights, privileges, powers and franchises of Vintacom, and the officers and directors of Vintacom, as comprised immediately after the Effective Time, shall be and are fully authorized and directed, in the name of and on behalf of Vintacom, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.  THK shall cause Vintacom Acquisition to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

2.6           Agency.  Upon execution of the Shareholder Representative Agreement attached hereto as Exhibit B by the Shareholders and Brad Hogg as agent, THK and Vintacom Acquisition shall be entitled to and shall deal exclusively with the Agent on all matters relating to this Agreement with respect to or that otherwise concern any Shareholder in connection with this Agreement and the transactions contemplated hereby, including Article IX hereof, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed by the Agent on behalf of any Shareholder, and on any other action taken or purported to be taken by the Agent on behalf of any Shareholder as fully binding upon the Person.

2.7           Currency.  Unless otherwise specified herein, all references to dollar amounts shall mean the amount in U. S. dollars at the exchange rate existing on the relevant date of measure.

ARTICLE III

RESTRICTIONS ON TRANSFER: REGISTRATION

3.1           Restrictions on Transfer. All certificates representing THK Common Stock issued pursuant to this Agreement shall bear any legends that THK deems necessary or appropriate including a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2           Registration.  At the Closing, THK and the Shareholders shall enter into the Registration Rights Agreement in the form attached hereto as Exhibit A.

3.3           Acknowledgements of Shareholders.  (a)  Each Shareholder acknowledges that no prospectus has been or will be filed by THK with any securities commission or similar regulatory authority in Canada in connection with the issuance of THK Common Stock as contemplated by this Agreement (including THK Common Stock issued as Additional Consideration) and the issuance of THK Common Stock is to be made in reliance upon applicable exemptions from the registration and prospectus requirements available under applicable Canadian securities laws and as a result (i) each Shareholder who receives any THK Common Stock will be restricted from using most of the civil remedies available under applicable Canadian securities laws; (ii) each Shareholder who receives any THK Common Stock may not receive information that would otherwise be required to be provided to it under applicable Canadian securities laws and (iii) THK is relieved from certain obligations that would otherwise apply under applicable Canadian securities laws.  Each Shareholder acknowledges that it may not be able to resell THK Common Stock (including THK Common Stock issued as Additional Consideration) except in accordance with limited exemptions under applicable securities laws in Canada and that each Shareholder is solely responsible for complying with all resale restrictions applicable to THK Common Stock received by it in connection with the transactions contemplated by this Agreement (including THK Common Stock issued as Additional Consideration).  Each Shareholder hereby agrees that it will not resell any THK Common Stock (including THK Common Stock issued as Additional Consideration) except in accordance with applicable Canadian securities law; (b)  Each Shareholder hereby acknowledges that THK is not a “reporting issuer” in any jurisdiction in Canada and has no intention of becoming a “reporting issuer” in any such jurisdiction; and (c) Each Shareholder hereby acknowledges and confirms that it has consulted with its own legal and financial advisers with respect to its acceptance of THK Common Stock in connection with the transaction contemplated by this Agreement (including THK Common Stock issued as Additional Consideration) and the holding of THK Common Stock as an investment, the tax consequences associated with the acquisition of the THK Common Stock and dealings in the THK Common Stock and the resale restrictions and “hold periods” to which the THK Common Stock is or may be subject to under applicable Canadian securities law.

3.4           THK’s Privacy Covenants.  THK covenants and agrees: (a)  prior to completing the Transactions, to collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining whether to complete the Transactions; (b) after completing the Transactions, to collect, use and disclose the Transferred Information solely for the purposes for which the Transferred Information was initially collected from, or in respect of, the individual to which the Transferred Information relates unless:  (i)  THK, Vintacom or any of their respective Affiliates or subsidiaries has first notified the individual of the additional purpose, and where required by Law, obtained the consent of the individual to the additional purpose; or  (ii)  the use or disclosure is permitted or authorized by Law, without notice to, or consent from, the individual.

3.5           Vintacom and Subsidiaries’ Privacy Covenants.  Vintacom, each Subsidiary, and the Shareholders, jointly and severally covenant and agree:

(a)           that Schedule 3.5 sets out details as to:

(1)           all purposes for which the Transferred Information was initially collected from, or in respect of, the individual to which the Transferred Information relates; and

(2)           all additional purposes where Vintacom, or its Subsidiaries, have notified the individual of the additional purposes, and where required by Law, obtained the consent of the individual to the use or disclosure of the information in respect of the additional purpose, unless the use or disclosure is permitted or authorized by Law, without notice to, or consent from, the individual;

(b)           where the purposes described by Section 3.5(a) do not include a purpose for which the Transferred Information is currently collected, used or disclosed by Vintacom, or its Subsidiaries, to notify, in a manner and form approved by THK, acting in its Discretion the individual to whom the information relates of the additional purpose and to obtain the consent of the individual to the collection, use and disclosure of their information in respect of the additional purpose, unless the collection, use and disclosure is permitted or authorized by Law, without notice to, or consent from, the individual; and

(c)           where required by Law, in a manner and form approved by THK, acting in its Discretion , to:

(1)           notify the individual to whom the Transferred Information relates of the disclosure of the Transferred Information to THK as contemplated herein; and

(2)           obtain the consent of the individual to the disclosure, unless the disclosure is permitted or authorized by Law, without notice to, or consent from, the individual.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS AND VINTACOM

In order to induce THK and Vintacom Acquisition to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and Vintacom jointly and severally each hereby represent and warrant as of the Closing Date to each of THK and Vintacom Acquisition as follows:

4.1           Organization and Qualification.  Vintacom was duly incorporated on June 13, 2002 and is a corporation duly organized, validly subsisting and in good standing under the laws of the Province of Alberta, with full power and authority, and is qualified, to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, subsisting and in good standing would not reasonably be expected to have a Material Adverse Effect on Vintacom, and is duly licensed or qualified to transact business as an extra-provincial or a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on Vintacom.  Vintacom is not a distributing corporation as that term is defined in the Business Corporations Act (Alberta).

4.2           Subsidiaries.  Schedule 4.2(a) sets forth a true and correct list of each Subsidiary owned or controlled by Vintacom.  Each Subsidiary is a corporation, duly organized, validly subsisting and in good standing under the laws of the Province set forth next to its name on Schedule 4.2, with full power and authority to own, lease and operate their respective properties and to conduct their respective business as now conducted except where the failure to be so organized, subsisting and in good standing would not reasonably be expected to have a Material Adverse Effect on the Subsidiary or on Vintacom and is duly licensed or qualified to transact business as foreign corporations, in good standing in each of the jurisdictions listed on Schedule 4.2(b) as applicable to the Subsidiary, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on the relevant Subsidiary or on Vintacom.

4.3           Charter, Bylaws and Corporate Records.  True, correct and complete copies of each of (a) the articles of incorporation of Vintacom and each Subsidiary as amended and in effect on the date hereof, (b) the bylaws of Vintacom and each Subsidiary as amended and in effect on the date hereof, and (c) the minute books of Vintacom and each Subsidiary, have been previously made available to THK.  The minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of Vintacom or the relevant Subsidiary from the date of its incorporation to the date hereof.

4.4           Authorization; Enforceability.  Vintacom has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of Vintacom and the Shareholders, and no other action on the part of Vintacom or the Shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by Vintacom and the Shareholders have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, Vintacom and the Shareholders, respectively, and are enforceable against Vintacom and the Shareholders in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.5           No Violation or Conflict.  None of (a) the execution and delivery by Vintacom and the Shareholders of this Agreement and the other Documents to be executed and delivered by Vintacom and the Shareholders, (b) the consummation by Vintacom and the Shareholders of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by Vintacom and the Shareholders at the Closing, will (1) conflict with or violate the articles of incorporation or bylaws of Vintacom or any Subsidiary, (2) conflict with or violate any Law, Order or Permit applicable to Vintacom, any Subsidiary or the Shareholders, or by which Vintacom or any of their respective properties or capital stock are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Vintacom, any Subsidiary or Shareholder or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Vintacom, any Subsidiary or any Shareholder except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on Vintacom.

4.6           Governmental and Third Party Consents and Approvals.  Except as set forth on Schedule 4.6, the execution, delivery and performance of this Agreement and the other Documents by Vintacom and the Shareholders does not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority or to any third party.

4.7           Capital Structure.  Schedule 4.7 sets forth a true and correct copy of Vintacom Stock Ledger.  The authorized capital stock of Vintacom consists of an unlimited number of Class “A”, “B”, “C”, “D”, “E”, “F”, “G”, “H”, “I”, “J”, “K” and “L” shares, of which: Classes “A”, “B”, “C” and “D” are common, voting participating shares; Classes “E”, “F”, “G” and “H” are non-voting participating shares; and “Classes “I”, “J”, “K” and “L” are non-voting, non-participating shares, all as reflected on Vintacom Stock Ledger.  As of the Closing Date, a total of 8,150,000 Class “A” shares, 8,150,000 Class “B” shares, 4,861,130 Class “C” shares and 500,000 Class “D” shares were issued and outstanding (comprising 21,661,130 issued shares in aggregate) all of which are owned (legally and beneficially) solely by the Shareholders with good and marketable title thereto, free and clear of all Liens.  Except as described above, there will be no shares of voting or non-voting capital stock, equity interests or other securities of Vintacom authorized, issued, reserved for issuance or otherwise outstanding at the Closing. All of the outstanding shares of Vintacom Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of Vintacom having the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders of Vintacom are eligible or required to vote. There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Vintacom is a party or bound obligating Vintacom to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Vintacom Capital Stock (“Securities Rights”) or obligating Vintacom to issue, grant, extend or enter into any agreement to issue, grant or extend any Securities Rights that will survive the Closing.  There are no outstanding contractual obligations of Vintacom to repurchase, redeem or otherwise acquire any shares (or options to acquire any such shares) or other security or equity interest of Vintacom Capital Stock which will survive the Closing.  All of the issued and outstanding shares of Vintacom Capital Stock were issued in compliance with all applicable Law and are owned solely by the Shareholders.

4.8           Financial Statements.  (a)  Schedule 4.8 sets forth the audited balance sheet of Vintacom and each Subsidiary as of December 31, 2004, and the related audited income statement and statement of cashflows for the fiscal year ended December 31, 2004 accompanied by the auditor’s report thereon (the “Audited Financials”); and (b)  the unaudited balance sheet of Vintacom and each Subsidiary as of June 30, 2005 and the schedules thereto and the related unaudited income statement and statement of cashflows for the three month period then ended (the “Unaudited Financials” and collectively with the Audited Financials the “Company Financials”).  The Company Financials (i) have been prepared in accordance with the books and records of the Person to which they relate, (ii) are complete and correct in all material respects and have been prepared in accordance with GAAP for the periods presented, except as to the Unaudited Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate.  The Company Financials present fairly the financial condition and operating results of Vintacom and each Subsidiary as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate, and disclose all assets and Liabilities (whether accrued, absolute, contingent or otherwise) of Vintacom as of the dates thereof.

4.9           Conduct in the Ordinary Course; Absence of Changes.  Since December 31, 2004, Vintacom and each Subsidiary have conducted their respective Business in the ordinary course, consistent with past practice, and except for transactions whereby Vintacom has been permitted to reduce the aggregate cash on hand (including restricted cash) at the Closing Date of Vintacom and its Subsidiaries to $250,000, or as otherwise disclosed on Schedule 4.9, there has been no change in their respective Businesses which has had a Material Adverse Effect on Vintacom.

4.10         Property.

(a)           Schedule 4.10(a) lists (1) the street address of each parcel of Owned Property, owned by Vintacom or any Subsidiary and (2) any and all leases of all or any portion of any of Owned Property (“Owned Property Leases”). Any parcel of Owned Property that is not subject to an Owned Property Lease is occupied by Vintacom or a Subsidiary and is used solely to conduct the Business. Schedule 4.10(a) lists for each Owned Property Lease (i) the street address of each parcel subject to an Owned Property Lease, (ii) the identity of the lessor, lessee and current occupant (if different) under each Owned Property Lease, (iii) the term, the security deposit, if any, and rental payment terms of each Owned Property Lease (and any subleases) pertaining to each Owned Property Lease, (iv) any commissions due now or in the future on each Owned Property Lease or in connection with an option to extend or renew and (v) any amendments to each Owned Property Lease.  Except as disclosed in Schedule 4.10(a), neither Vintacom nor any Subsidiary has provided any representations or warranties, nor do any of them, have any ongoing responsibilities or obligations owed, to any Person that acquired any Owned Real Property from Vintacom or any Subsidiary.  There are no pending or, to Vintacom’s or any Shareholders’ Knowledge, threatened Claims of Any Nature whatsoever relating to any Owned Real Property or Leased Property.  There are no local improvement levies in respect of the Owned Real Property.  All buildings, structures, fixtures and improvements on the Owned Real Property, and to the best of Vintacom’s or any Shareholders’ Knowledge, on the Leased Property, have been constructed in conformity with all applicable Laws including all applicable building or safety codes.  There are no pending or, to Vintacom’s or any Shareholders’ Knowledge, threatened condemnation or eminent domain proceedings that may affect the Owned Real Property or Leased Property.  The use, occupancy and operation of the Owned Real Property or Leased Property by Vintacom or any Subsidiary complies with all applicable Laws.  None of the buildings, structures, fixtures and improvements on the Owned Real Property, and to the best of Vintacom’s or any Shareholder’s Knowledge on the Leased Property, encroaches upon any other lands and there are no restrictive covenants or applicable Laws including by-laws, ordinances, Regulations, restrictions or official plans which in any way materially restrict or prohibit the use of the buildings, structures, fixtures and improvements or real property for the purposes for which they are presently being used.  All utilities that are required for the full and complete occupancy and use of the Owned Real Property, and to Vintacom’s or any Shareholder’s Knowledge the Leased Property, for the purposes for which such properties are presently being used including, electricity, water, telephone and similar systems, have been connected to the Owned Real Property or the Leased Property and are in good working order;

(b)           Schedule 4.10(b) lists: (i) Leased Property leased by Vintacom or any Subsidiary; (ii) the identity of the lessor, lessee and current occupant (if different) of each parcel of Leased Property; and (iii) the term, security deposit, if any, and rental payment terms of the leases (and any subleases) pertaining to each item of Leased Property; (iv) any commissions due now or in the future on any Leased Property or in connection with an option to extend or renew; and (v) any written document, including amendments thereto, relating to any Leased Property;

(c)           Vintacom has made available to THK, true and correct copies of each certificate of title or deed for each parcel of Owned Property and, for each parcel of Leased Property, all title insurance policies, title reports, surveys, real property reports, certificates of occupancy, environmental reports, studies and audits, appraisals, other title documents and other documents prepared by or on behalf of Vintacom or in Vintacom’s possession, relating to or otherwise affecting the Owned Property, the Leased Property, or the operation of the Business thereon or any other uses thereof;

(d)           Vintacom has delivered, or made available to THK, true and correct copies of all leases and subleases listed in Schedule 4.10(a)-(b) and any and all ancillary documents pertaining thereto, (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates), (the “Leases”).  With respect to each Lease:

(1)           each Lease is the legal, valid and binding, obligation of the parties thereto, enforceable against each party;

(2)           none of (a) the execution and delivery by Vintacom and the Shareholders of this Agreement and the other Documents, (b) the consummation by Vintacom and the Shareholders of the transactions contemplated by this Agreement and the other Documents, (c) the performance by Vintacom and the Shareholders of this Agreement and the other Documents will (i) conflict with or violate the terms of any Lease or (ii) result in any breach or violation of, or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair the rights of Vintacom, any Subsidiary or any Shareholder or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Lease;

(3)           neither Vintacom nor any Subsidiary nor to the Knowledge of Vintacom or of any Shareholders, any other party to any Lease, is in breach or default of such Lease in any material respect, and, to the Knowledge of Vintacom or of any Shareholders, no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease;

(4)           the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent;

(5)           none of Vintacom or any Subsidiary have any option or right of first refusal relating to the premises covered by any Lease.  No event exists which, but for the lapse of time or the giving of notice, or both, would constitute a default under any option or right of first refusal and no party to any option or right is claiming any default or taking any action purportedly based upon the default;

(6)           none of Vintacom or any Subsidiary has waived, or omitted to take any action in respect of any material rights under any Lease; and

(7)           none of Vintacom or any Subsidiary has currently, or will have at the Closing Date, any obligation to lease or sublease, any property other than the Leased Property, or to grant any option or right of first refusal to lease or sublease any property other than as set out on Schedule 4.10(c).

4.11         Tangible Personal Property.

(a)           Schedule 4.11 sets forth a true and correct copy of each item of Tangible Personal Property owned or leased by Vintacom or any Subsidiary with respect to any Shareholder owned or leased by any Shareholder and used in the Business or with respect to any Tangible Personal Property owned by Vintacom or any Subsidiary and leased by it to any other Person.

(b)           Vintacom has delivered or made available to THK true, correct and complete copies of all leases for any Tangible Personal Property leased by Vintacom or any Subsidiary and any and all material ancillary documents pertaining thereto.  With respect to each lease of Tangible Personal Property in respect of which Vintacom or any Subsidiary is a lessee:

(1)           each lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof;

(2)           none of Vintacom, any Subsidiary or any Shareholder or to the Knowledge of Vintacom or any Shareholder, any other party to any lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, any lease; and

(3)           none of (a) the execution and delivery by Vintacom and the Shareholders of this Agreement and the other Documents, (b) the consummation by Vintacom and the Shareholders of the transaction contemplated by this Agreement and the other Documents, (c) the performance by Vintacom or the Shareholders of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any breach or violation of, or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair the rights of Vintacom, any Subsidiary or any Shareholder or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material lease of Tangible Personal Property except for any conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on Vintacom.

(c)           All Tangible Personal Property referenced in Schedule 4.11 is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

(d)           Vintacom or any Subsidiary has duly registered all necessary financing statements or registrations at all relevant personal or movable property registries in all relevant jurisdictions in order to perfect its interest (including any purchase money security interest) in any Tangible Personal Property that has been sold or which is leased to any other Person in the ordinary course of business (a list of which registries, and the registration numbers of such registrations, is set forth in Schedule 4.11).  A list of all Tangible Personal Property that have been sold by Vintacom or any Subsidiary for which Vintacom or any Subsidiary has not yet been paid in full is set forth on Schedule 4.11.

4.12         Board Approval.  The board of directors of Vintacom has, at a meeting duly called and held at which all Shareholders of Vintacom were present or by a unanimous written consent:  (1) approved and declared advisable this Agreement; and (2) determined that the other transactions contemplated by this Agreement are advisable, fair to and in the best interest of Vintacom and its Shareholders.

4.13         Insurance.  Vintacom has furnished or made available to THK, true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of Vintacom and each Subsidiary relating to the Business, and their respective assets, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to, or after, the Effective Time.  Vintacom is not in default under any insurance policy and has not failed to give any notice or present any claim within the appropriate time therefor.  There exist no pending claims against or pursuant to insurance policies or bonds as to which the insurers have denied liability, and there exist no claims under insurance policies or bonds that have not been properly filed.  No insurance has been refused with respect to the assets of Vintacom or any of its Subsidiaries, or Business, and the coverage of any insurance has not been limited or canceled by any insurance carrier which has carried, or received an application for, any insurance.

4.14         Permits.  Schedule 4.14 sets forth a true and correct list of Permits used by, or otherwise required for, to conduct the Business. Each such listed Permit is valid and in full force and effect.

4.15         Taxes.  Except as set forth on Schedule 4.15, (a) all Tax Returns required to be filed with respect to Vintacom or any Subsidiary have been timely filed and have been or will be prepared in accordance with the provisions of applicable Law, (b) all Taxes required to be shown on the Tax Returns or otherwise due have been timely paid, (c) all Tax Returns are true, correct and complete in all respects, (d) no adjustment relating to the Tax Returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of Vintacom or any Shareholder, no basis exists for any adjustment, (e) there are no pending or, to the Knowledge of Vintacom, threatened audits, investigations, actions or proceedings for the assessment or collection of Taxes against Vintacom or any Subsidiary or insofar as either relates to the activities or income of Vintacom or any Subsidiary or the Business or could result in

Liability to Vintacom whether joint or several to any Person, (f) there are no Liens relating to any Tax on any assets of Vintacom or of any Subsidiary, (g) Vintacom and each Subsidiary has withheld, remitted and paid all Taxes required to have been withheld, remitted and paid in connection with any amounts paid or owing to any director, officer, employee, independent contractor, creditor, stockholder, non-resident person or other party, past or present, and all forms required with respect thereto have been properly completed and timely filed, (h) none of Vintacom or any of its Subsidiaries has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (i) none of Vintacom or any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return; (j) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Vintacom, any Subsidiaries or the shares of Vintacom Capital Stock owned by any Shareholder; (k) none of Vintacom or any of its Subsidiaries will be required as a result of any “Closing Agreement” to include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the Closing Date; (l) none of Vintacom or any of its Subsidiaries will be required as a result of any “Closing Agreement” to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (m) none of Vintacom or any of its Subsidiaries is party to or bound by any tax allocation or tax sharing agreement other than agreements to share the entitlement of associated corporations to the “business limit” under Section 125 of the ITA and related provincial legislation and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (n) Vintacom has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provisions of state, local or foreign law); (o) no claim has ever been made in writing by a taxing authority in a jurisdiction where Vintacom or any of its Subsidiaries does not file Tax Returns that Vintacom or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (p) Vintacom and each of its Subsidiaries has collected and remitted to the appropriate tax authority, when required by applicable Laws to do so, all amounts collected by it on account of GST; (q) true, correct and complete copies of all income and sales Tax Returns filed by Vintacom and each Subsidiary for the past two (2) years have been furnished or made available to THK; and (r) none of Vintacom or any Subsidiary will be subject to any Taxes with respect to the purchase and sale of all of the issued shares of Vintacom Capital Stock, as contemplated by this Agreement.

4.16         Labor Matters.

(a)           Employees.  Schedule 4.16 contains a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of Vintacom and each Subsidiary employed or engaged in or in association with the Business (the “Employees”) as of the date of this Agreement specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlement (if any) for each such Employee.  Schedule 4.16 lists all Employees, including those on lay-off, other than those in receipt of benefits under Workers’ Compensation legislation, who have been absent continually from work for a period in excess of one (1) month, as well as the reason for their absence.  Except as described in Schedule 4.16 there are no complaints, Claims of Any Nature or charges outstanding, or to the Knowledge of Vintacom or its Shareholders, anticipated, nor are there any Orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of Vintacom and each Subsidiary under or in respect of any

Employment legislation.  Schedule 4.16 list all former employees of Vintacom and each Subsidiary (“Former Employees”) or Employees in respect of whom Vintacom and each Subsidiary has been advised by the applicable Workers’ Compensation Board that such Former Employees or Employees while employed by Vintacom and each Subsidiary are in receipt of benefits under the Workers’ Compensation Act (Alberta) or equivalent legislation in each jurisdiction in which Vintacom and each Subsidiary carries on business.  Vintacom and each Subsidiary is in compliance with the Employment Standards Act (Alberta), the Workers’ Compensation Act (Alberta), the Occupational Health and Safety Act (Alberta), and other Employment legislation and, without limiting the generality of the foregoing.

(1)           there are no appeals pending before any applicable Workers’ Compensation Tribunal involving Vintacom or any Subsidiary;

(2)           all levies, assessments and penalties made against Vintacom or any Subsidiary pursuant to the Workers’ Compensation Act (Alberta) or equivalent legislation in each jurisdiction in which Vintacom or any Subsidiary carries on business have been paid by Vintacom or any Subsidiary;

(3)           there has been no change in the rating assessment applicable to Vintacom or any Subsidiary or the Business under the Workers’ Compensation Act (Alberta) or equivalent legislation in each jurisdiction in which the Corporation carries on business during the past three (3) years except as described in Schedule 4.16;

(4)           none of Vintacom or any Shareholder is aware of any audit currently being performed by the Workers’ Compensation Board of Alberta or any other applicable Workers’ Compensation Board;

(5)           all payments required to be made in trust to the Director of Employment Standards in respect of termination or severance pay under the Employment Standards Act (Alberta) or any other equivalent legislation in respect of Former Employees listed on Schedule 4.16 have been made; and

(6)           none of Vintacom or any Subsidiary is a party to or bound by any severance agreement, program or policy.

(b)           Employee Accruals.  Except as disclosed on Schedule 4.16, all accruals for unpaid vacation pay, contributions for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions, bonuses, profit sharing and other obligations including, those relating to the Employee Plans are accurately reflected in the Audited Financials.

(c)           Employee Contracts.  Except as disclosed in Schedule 4.16, none of Vintacom or any Subsidiary, is a party to any written or oral Employment Agreement with any of its Former Employees or Employees.

(d)           Employee Plans.  Schedule 4.16 identifies each Employee Plan.  A true and complete copy of each Employee Plan has been furnished to THK.  Vintacom and each Subsidiary has maintained each Employee Plan in compliance with its obligations thereunder in accordance with its terms and with the requirements prescribed for Vintacom or any Subsidiary by any and all applicable Laws that are applicable to the Employee Plan, and all employee data in Vintacom’s or any Subsidiary’s records respecting the Employee Plans, copies of which have been provided by Vintacom to THK, are correct.  Vintacom has delivered to THK the actuarial valuations, if any, prepared for Vintacom and each Subsidiary in respect of each Employee Plan during the past three (3) years.  Except as described in Schedule 4.16:

(1)           all contributions to, and payments from each Employee Plan that may have been required to be made by Vintacom in accordance with the terms of any Employee Plan or with the recommendation of the actuary for the Employee Plan, and, where applicable, the laws of the jurisdictions that govern the Employee Plan, have been made in a timely manner;

(2)           all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Governmental Authority to distribute to any Employee Plan participant have been duly filed in a timely manner or distributed;

(3)           there are no pending investigations by any Governmental Authority or regulatory agency or authority involving or relating to any Employee Plan, no threatened or pending Claims of Any Nature (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to liability, nor are there any facts that could give rise to any liability in the event of a Claim of Any Nature under any Employee Plan;

(4)           no notice has been received by Vintacom, any Subsidiary, or any Shareholder of any complaints or other proceedings of any kind involving Vintacom or any Subsidiary or, to Vintacom’s or any Shareholder’s Knowledge, before any pension board or committee relating to any Employee Plan or to the business or the assets of Vintacom or any Subsidiary;

(5)           the assets of each Employee Plan are at least equal to the liabilities of such Employee Plan based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for the Employee Plan, and neither THK nor any of its Affiliates (including post-Closing, Vintacom Acquisition) will incur any liability with respect to any Employee Plan, that cannot be satisfied from the assets of such Employee Plan, as a result of the transactions contemplated by this Agreement;

(6)           none of Vintacom, any Subsidiary, any Shareholder or their respective agents have breached any fiduciary obligations with respect to the administration of the Employee Plans; and

(7)           no amendments have been made to the Employee Plans and no improvements to the Employee Plans will be made or promised in writing prior to the Closing Date without the consent of THK, in its Discretion .

None of Vintacom or any Subsidiary, has made any contracts with any labor union or employee association with respect to any future agreements and none of Vintacom or any

Subsidiary is aware of any current attempts to organize or establish any labor union or employee association with respect to any Employees nor is there any certification of any union with regard to a bargaining unit.  There are no grievances against Vintacom or any Subsidiary of which any of Vintacom, a Subsidiary or any Shareholder has received written notice under any collective agreement.  Schedule 4.16 describes all work stoppages and strikes (legal or otherwise) that the Business has experienced in the past three (3) years, including the dates and length of each occurrence.  Schedule 4.16 describes every arbitration award arising in respect of any collective agreement described in Schedule 4.16 issued in the past three (3) years.

4.17         [Reserved].

4.18         Compliance with Law.  Vintacom and each Subsidiary is in compliance, and at all times has complied, in all material respects, with all Domestic Laws applicable to each of them.  To Vintacom’s Knowledge, Vintacom and each Subsidiary is and at all times has complied, in all material respects with all Non-Domestic Laws applicable to each of them.

4.19         Certain Interests.

(a)           No officer, director or Shareholder of Vintacom or any Subsidiary, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or Shareholder:

(1)           has any direct or indirect financial interest in any competitor, supplier or customer of Vintacom or any Subsidiary, except as disclosed on Schedule 4.19, provided, however, that the ownership of securities representing no more than 3% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any Canadian or national securities exchange or traded actively in a national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the securities has no other connection or relationship with the competitor, supplier or customer;

(2)           owns, directly or indirectly, in whole or in part, or has any other interest in any Tangible Personal Property or intangible property which Vintacom or any Subsidiary uses, or has used during the period covered by the Company Financials, to conduct the Business or otherwise; or

(3)           has outstanding any Indebtedness to Vintacom or any Subsidiary.

(b)           Except as disclosed on Schedule 4.19, none of Vintacom or any Subsidiary has any Indebtedness, Liabilities, or any other obligation of any nature whatsoever to, any officer, director or shareholder of Vintacom or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

4.20         Litigation.  Except as set forth on Schedule 4.20, there are no Actions pending, or to the Knowledge of Vintacom, any Subsidiary, or any Shareholder threatened, against, relating to or affecting Vintacom or any Subsidiary before any Court, Governmental Authority or any arbitrator or mediator. None of Vintacom, or any Subsidiary or any Shareholder is subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of Vintacom or any Subsidiary.

4.21         Intellectual Property.  Except as disclosed on Schedule 4.21, (1) Vintacom and each Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, (2) the use of any Intellectual Property by Vintacom and each Subsidiary does not infringe on, or otherwise violate, the rights conferred to any Person under any Domestic Law, (3) to the Knowledge of Vintacom, each Subsidiary and each Shareholder, the use of any Intellectual Property by Vintacom and each Subsidiary does not infringe on, or otherwise violate, the rights conferred to any Person under any Non-Domestic Law, (4) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which Vintacom and each Subsidiary acquired the right to use any Intellectual Property, and (5) to the Knowledge of Vintacom, each Subsidiary and each Shareholder, no Person is challenging, infringing on or otherwise violating any right of Vintacom or any Subsidiary with respect to any Intellectual Property owned by or licensed to Vintacom or any Subsidiary.  None of Vintacom, any Subsidiary or any Shareholders have Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property and no Intellectual Property owned or licensed by Vintacom or any Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of the Intellectual Property.  Schedule 4.21 sets forth a true and complete list of all domain names owned by any Shareholder.

4.22         Inventories.  The Inventory as reflected in the Company Financials are in proper working order and of merchantable quality, in all material respects, which can be sold in the ordinary course of the Business in a fashion consistent with the historical sales results, efficiencies, terms, conditions, pricing, and inventory turnover patterns of the Business.

4.23         Receivables.  The Receivables as reflected in the Company Financials, consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business in a fashion consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business.  On the Closing Date, the amount by which the liabilities disclosed in the consolidated financial statements of Vintacom and the Subsidiaries exceeds the value of the Receivables as at that date shall be not greater than the amount by which the liabilities disclosed on the February 28, 2005 internal unaudited financial statements of Vintacom and The Relationship Exchange Company (determined on a consolidated basis), exceeds the value of the Receivables as disclosed on such February 28, 2005 internal unaudited financial statements; provided that on the Closing Date, neither Vintacom nor any Subsidiary shall have any Liability for amounts owing any advisor or agent retained by any of them in connection with the transactions contemplated by this Agreement including but not limited to amounts owing Miller Thomson LLP and Dorsey & Whitney LLP; and further provided that such comparison is carried out using consistent accounting policies (including adjustments for translation gain/loss recognition and adjustment for the change in deferred revenue recognition).

4.24         Residency; Investment Sophistication; Backgrounds.  Each Shareholder (a) is a resident of Canada for the purposes of the ITA, (b) is not a U.S. Person (as defined under Regulation S of the Securities Act of 1933, as amended) or a person within the United States and it is not acquiring the shares of THK Common Stock for the account of a U.S. Person or a person within the United States, (c) acknowledges and agrees that the shares of THK Common Stock have not been offered to the Shareholder in the United States, (d) is aware that the shares of THK Common Stock have not been nor will they be registered under the Securities Act or the securities laws of any state and that the shares may not be offered or sold, directly or indirectly, in the United States without registration under the Securities Act or compliance with requirements of an exemption from registration, (e) is acquiring the shares of THK Common Stock solely for his own personal account, for investment purpose only, and is not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof, (f) understands that if he decides to offer, sell or otherwise transfer any of the shares of THK Common Stock, they may be offered, sold or otherwise transferred only (i) to THK, (ii) outside the United States in compliance with Rule 904 of Regulation S, (iii) in compliance with the exemption from registration under the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and in compliance with any applicable state securities laws, or (iv) with the prior written consent of THK pursuant to another exemption from registration under the Securities Act and in compliance with any applicable state securities laws, and covenants that he will not offer or sell the shares of THK Common Stock in the United States or to a U.S. Person except as set out above, (g) represents that neither the Shareholder, nor any affiliate, nor any person acting on their behalf, has made any “directed selling efforts” in the United States, as defined in Regulation S to be: any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being purchased hereby, (h) has never been charged, indicted or convicted of any criminal offense, excepting only minor traffic violations, and (i) understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, certificates representing the shares of THK Common Stock, and all certificates issued in exchange therefore or in substitution thereof, shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER REPRESENTS THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES WILL NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT AND IT IS NOT A U.S. PERSON AND IS ACQUIRING THESE SECURITIES IN AN OFFSHORE TRANSACTION, AND AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE ACT, OR (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) AND AGREES THAT IT WILL GIVE EACH PERSON TO WHOM THESE SECURITIES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, OR AN OPINION

SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

4.25         Brokers.  Except as set forth on Schedule 4.25, none of Vintacom, any Subsidiary or any Shareholder has employed any financial advisor, broker, finder, consultant or advisor, and none of Vintacom any Subsidiary or any Shareholder has incurred or will incur any broker, finder, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the Transactions contemplated by this Agreement.

4.26         Cash/Banks and Brokerage Accounts.  Schedule 4.26 sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Vintacom and each Subsidiary has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship, (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of Vintacom and each Subsidiary having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Vintacom and each Subsidiary, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.  On the Closing Date, the cash on deposit in unrestricted and restricted accounts maintained by Vintacom shall be not less than Two Hundred Fifty Thousand Dollars ($250,000).

4.27         Indebtedness.  On the Closing Date, none of Vintacom or any Subsidiary shall have any Indebtedness, including but not limited to Claims of Any Nature, except for Indebtedness incurred in the ordinary course of business consistent with past practice or as reflected on the February 28, 2005 internal unaudited financial statements of Vintacom and The Relationship Exchange Company (“Approved Liabilities”).

4.28         Contracts.  Schedule 4.28 sets forth a list of all material contracts to which Vintacom or any Subsidiary is a party including (the “Designated Contracts”):

(a)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, not entered into in the ordinary course of business;

(b)           any agreement concerning a partnership, joint venture or limited liability company venture;

(c)           any agreement (or group of related agreements) under which any of them has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, in excess of $10,000 or pursuant to which a Lien has been placed on any of their assets, tangible or intangible, in excess of $10,000;

(d)           any agreement concerning confidentiality or non-competition;

(e)           any agreement between any Shareholder or their Affiliates and Vintacom or any Subsidiary;

(f)            any agreement under which Vintacom or any Subsidiary has advanced or loaned monies to any director, officer, or employee of Vintacom or any Subsidiary;

(g)           any agreement which restricts Vintacom or any Subsidiary from engaging in the Business anywhere in the world;

(h)           any settlement or similar agreement, the performance of which will require Vintacom or any Subsidiary to pay, or entitles Vintacom or any Subsidiary to receive, after the Closing Date consideration in excess of $10,000;

(i)            any agreement relating to any acquisition, divestiture, merger or similar transaction involving consideration in excess of $10,000, which contains representations, warranties, covenants, indemnities or other obligations which are still in effect;

(j)            any powers of attorney (other than a power of attorney given in the ordinary course of business for routine Tax matters);

(k)           any contract relating to pending capital expenditures of Vintacom or any Subsidiary in excess of $10,000;

(l)            any agreement under which Vintacom or any Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $10,000; and

(m)          any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

To the extent reflected on Schedule 4.28, Vintacom has delivered, or made available, to THK, a correct and complete copy of each written agreement listed in Schedule 4.28 (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement, if any, referred to in Schedule 4.28.  Each agreement is the legal, valid, binding obligation of the parties thereto, enforceable against each party.  No party to any agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.  Consummating the transactions contemplated by this Agreement and the other Documents will not cause Vintacom or any Subsidiary to be in breach of, or in default under, any of the Designated Contracts.

4.29         Title to Assets.  Except for Approved Liabilities, each of Vintacom and each Subsidiary possesses and has good and marketable title to their respective assets (including all Owned Property, Owned Property Leases, and Tangible Personal Property) including all assets acquired since December 31, 2004 free and clear of any Liens.

4.30         Spyware/Adware.  To the Knowledge of Vintacom, it is not aware of any complaints existing as of the Closing Date of “adware,” “spyware” or “cookie stuffing” arising from or related to services performed by Vintacom that have not otherwise been resolved and no set of circumstances or practices exist that could give rise to a complaint.  Vintacom and each Subsidiary has a “zero tolerance” policy regarding “adware,” “spyware” and “cookie stuffing” and takes commercially reasonable steps to investigate the practices regarding these activities by each of its Affiliates, and immediately terminates any Affiliate which Vintacom believes is violating the zero tolerance policy.

4.31         Material Information.  All information concerning Vintacom and each Subsidiary provided by Vintacom and the Shareholders to THK is true and correct.

4.32         Transferred Information Notice.   Vintacom and each Subsidiary has provided all necessary notices to, and has obtained all necessary consents from, each individual to which the Transferred Information relates for the collection, use of such information for the purposes and in the manner as currently and as historically collected, used and disclosed by Vintacom and its Subsidiaries, and for the completion of the transactions contemplated by this Agreement.  Vintacom acknowledges that the Transferred Information does not include any Personal Information that does not solely and directly relate to the continuation of the Business from and after the Closing date or the completion of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THK AND VINTACOM ACQUISITION

In order to induce the Shareholders and Vintacom to enter into this Agreement and to consummate the transactions contemplated hereby, THK and Vintacom Acquisition represent and warrant as of the Closing Date to each of the Shareholders and Vintacom as follows:

5.1           Organization and Qualification.  Each of THK and Vintacom Acquisition is a corporation or unlimited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its respective state or province of incorporation or organization with full power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on THK or Vintacom Acquisition.  Each of THK and Vintacom Acquisition is duly qualified or licensed as a foreign corporation or unlimited liability corporation in each of the jurisdictions listed on Schedule 5.1 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on THK or Vintacom Acquisition.  Each of THK and Vintacom Acquisition has made available to the Shareholders and Vintacom true, complete and correct copies of its Articles of Incorporation, and bylaws or other organizational documents each as amended to date.  All of the issued and outstanding shares of capital stock of, or other equity interests in, Vintacom Acquisition are (a) duly authorized, validly issued, fully paid, non-assessable, (b) owned, directly or indirectly, by THK free and clear of all Liens, and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to THK, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities laws.

5.2           Capital Structure.  The authorized capital stock of THK consists of (a) 100,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock.”  (“THK Preferred Stock”).  As of December 2, 2005: (1) 33,625,910 shares of THK Common Stock were issued and outstanding, (2) no shares of THK Preferred Stock were issued or outstanding, and (3) 11,805,189 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK.  All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  There are no bonds, debentures, notes or other Indebtedness of THK having the right to vote (or convert into securities having the right to vote) on any matters on which stockholders of THK may vote. Except as described on Schedule 5.2(a) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 5.2(b) neither THK nor Vintacom Acquisition is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person. All of the issued and outstanding shares of THK Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

5.3           Authorization; Enforceability.  Each of THK and Vintacom Acquisition has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Documents to which it or they are a party. The execution, delivery and performance of this Agreement and the other Documents to which it or they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of THK and the board of directors and shareholders of Vintacom Acquisition, and no other action by either entity or its shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by each of THK and Vintacom Acquisition have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4           No Violation or Conflict.  None of (a) the execution and delivery by THK and Vintacom Acquisition of this Agreement and the other Documents to be executed and delivered by each of THK and Vintacom Acquisition, (b) consummation by each of THK and Vintacom Acquisition of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of THK and Vintacom Acquisition at the Closing, will (1)

conflict with or violate the articles of incorporation, bylaws or any organizational documents of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them or by which their properties are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of THK or Vintacom Acquisition or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of either THK or Vintacom Acquisition except in the case of clause (2) or (3) above, for any breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on THK or Vintacom Acquisition.

5.5           Governmental Consents and Approvals.  Except for a supplemental listing application to be filed with the American Stock Exchange, the execution, delivery and performance of this Agreement and the other Documents by each of THK and Vintacom Acquisition do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6           Litigation.  There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the Knowledge of THK, threatened, against, relating to or affecting THK or Vintacom Acquisition before any Court, Governmental Authority, or any arbitrator or mediator that would have a Material Adverse Effect on THK or Vintacom Acquisition.  Neither THK nor Vintacom Acquisition is subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the Transactions.

5.7           Brokers.  Neither THK nor Vintacom Acquisition has employed any financial advisor, broker or finder, and neither THK nor Vintacom Acquisition has incurred, and will not incur, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, other than any fees which THK elects to pay to Michael Jenkins.

5.8           Material Information.  All material information concerning THK and Vintacom Acquisition has been made available to the Shareholders and Vintacom, including notice that THK’s financial statements should not be relied upon and shall be restated as more fully disclosed on the Form 8-K/A filed by THK with the SEC on November 22, 2005.

5.9           AMEX Listing.  THK Common Stock is currently listed for trading on the American Stock Exchange.

ARTICLE VI

CLOSING DELIVERIES AND POST CLOSING COVENANTS

6.1           Vintacom/Shareholder Deliveries. At the Closing, Vintacom and the Shareholders, to the extent applicable, shall take the following actions:

(a)           Vintacom shall deliver to THK, in a form reasonably satisfactory to THK, an affidavit of Vintacom, issued pursuant to and in compliance with Treasury Regulations

Sections 1.897-2(h) and 1.1445-2(c)(3) and dated as of the Closing Date, certifying that an interest in Vintacom is not a U.S. real property interest within the meaning of Section 897 of the Code;

(b)           (1) Each Shareholder shall convey, give, grant, assign and transfer to Vintacom Acquisition, certificates representing each share of Vintacom Capital Stock owned, directly or beneficially, by the Shareholder, each duly endorsed and in form for transfer acceptable to Vintacom Acquisition and Vintacom; (2) any and all right, title, and interest of any nature whatsoever that each Shareholder may have in, or to, the ownership, or use, of any and all Intellectual Property used in or associated with Vintacom or any Subsidiary or the Business or any other internet related business activities or interests owned by the Shareholders and not otherwise transferred to Vintacom prior to the Closing; provided, however, Kim Eykelboom shall not be required to transfer any interest in Viral Productions, and Brad Hogg shall not be required to transfer any interest in Precision Play Media and any of its wholly owned subsidiaries, or in Estate Brewing Supplies, provided that Brad Hogg hereby represents and warrants that his interest in Estate Brewing Supplies is that of a passive investor;

(c)           All of the Shareholders shall convey, give, grant, assign and transfer to Vintacom Acquisition, any and all right, title and interest of any nature whatsoever, legal or beneficial, active or passive, that the Shareholders may have in, or to any other Person, business or “website” involving the sale or provision of information, goods or services over the Internet other than Kim Eykelboom’s interest in Viral Productions or any Intellectual Property or domain name owned exclusively by Viral Productions, and Brad Hogg’s interest in Precision Play Media (or any wholly owned subsidiary of Precision Play Media), Estate Brewing Supplies or any Intellectual Property or domain name owned exclusively by Precision Play Media or Estate Brewing Supplies, it being expressly acknowledged and agreed by the Shareholders that it is the intent of the Parties and of this Agreement that, except as aforesaid, following the transactions contemplated by this Agreement the Shareholders’ only business of any nature whatsoever involving the Internet, will be their respective employment with, and interest in, THK;

(d)           Each of Brad Hogg, Terry Schultz, Kelly Oltean and Mike Baldock shall execute and deliver the employment agreements set forth in on Schedule 6.1(d) (i)-(iv) hereto;

(e)           Each Shareholder shall execute and deliver the Registration Rights Agreement in the form set forth in Exhibit A hereto and the Side Letter Agreement in the form set forth in Exhibit C hereto;

(f)            Vintacom shall deliver a budget of operations for the time period from the Closing Date through December 31, 2005 with at least the amount of detail as requested by THK and which shall be mutually acceptable to THK and Brad Hogg;

(g)           Vintacom shall deliver to THK, the Audited Financials prepared in accordance with GAAP, and accompanied by a signed, unqualified opinion of Blackman Kallick Bartelstein LLP, and the Unaudited Financials all acceptable to THK in its Discretion

(h)           Vintacom shall cause Miller Thomson LLP to deliver an opinion, dated the Closing Date, substantially set forth in the form attached as Schedule 6-1(h);

(i)            Vintacom shall deliver the executed “Option Cancellation Agreement” set forth on Schedule 6.1(i) hereto;

(j)            Each Shareholder shall execute and deliver that certain Shareholder Representative Agreement, appointing Brad Hogg as Shareholder Representative, in the form set forth in Exhibit B, hereto;

(k)           Vintacom shall deliver all corporate minute books and all records, including the Stock Ledger, relating to Vintacom and each Subsidiary to THK;

(l)            Vintacom shall deliver proof of payment of all amounts due any advisor or agent retained by Vintacom, any Subsidiary or any Shareholder in connection with the transactions contemplated by this Agreement including but not limited to Miller Thomson LLP and Dorsey & Whitney LLP;

(m)          Vintacom shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors and Shareholders of Vintacom, certified by the corporate secretary, authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby;

(n)           Vintacom shall deliver an Officer’s Certificate containing:

(1)           a certificate of incumbency for Vintacom and each Subsidiary, listing all the directors and officers of Vintacom and each Subsidiary as at the Closing Date;

(2)           a certified copy of the articles of incorporation and by-laws of Vintacom and each Subsidiary, together with all amendments thereto; and

(3)           a representation that all necessary corporate action has been taken by Vintacom to authorize the entrance into this Agreement and the other Documents and the consummation of the transactions contemplated thereby;

(o)           Vintacom shall deliver a certificate by the Registrar of Corporations for the Province of Alberta certifying the existence and good standing of Vintacom and each Subsidiary under the laws of the Province of Alberta, dated as of a date no earlier than two weeks prior to the Closing Date;

(p)           Vintacom shall deliver all written assignments or consents to the assignment of any Contracts, Governmental Approvals, Permits, approvals or authorizations required as a result of the transactions contemplated by this Agreement and the other Documents;

(q)           Vintacom shall deliver a resignation and release, in form and substance satisfactory to THK from each director and officer of Vintacom and each Subsidiary and from each shareholder, for any and all Claims of any Nature against Vintacom or any Subsidiary;

(r)            to the extent provided for under law, certificates or other writings issued by any Governmental Authority evidencing that all applicable franchise Taxes have been paid;

(s)           Vintacom shall deliver bank statements evidencing that, as of the Closing Date, cash on deposit in accounts maintained by Vintacom (including restricted accounts) is not less than $250,000;

(t)            Brad Hogg shall grant to THK an option to purchase Brad Hogg’s interest in Precision Play Media, in the form attached hereto as Exhibit D, and

(u)           such other certificates or documents as THK or Vintacom Acquisition may reasonably require.

6.2           THK/Vintacom Acquisition Deliveries. At the Closing, THK and Vintacom Acquisition, to the extent applicable shall take the following action:

(a)           THK shall deliver the aggregate Cash Consideration described in Section 2.2, shall deliver an irrevocable letter of instructions addressed to Colonial Stock Transfer Co., in regard to the issuance and delivery to the Shareholders of the Stock Consideration, and shall deliver the Escrowed Amount in accordance with the terms of the Side Letter Agreement;

(b)           [reserved];

(c)           THK shall cause Vintacom Acquisition to execute and deliver the employment agreements set forth on Schedule 6.1(d) (i)-(iv) hereto;

(d)           THK shall execute and deliver the Registration Rights Agreement set forth in Exhibit A hereto and the Side Letter Agreement set forth in Exhibit C hereto;

(e)           [reserved];

(f)            THK shall deliver a copy of the letter from the AMEX approving for listing the Stock Consideration;

(g)           THK shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors of THK, certified by the corporate secretary of THK authorizing and approving the reservation of sufficient shares of THK Common Stock to permit THK to meet its obligations for the issuance of the Stock Consideration, the shares of THK Common Stock that may form part of the Additional Consideration and for future issuance pursuant to any warrants or options contemplated by or issued in accordance with the terms of this Agreement; and

(h)           THK and Vintacom Acquisition shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors of each of THK and Vintacom Acquisition and by the Shareholders of Vintacom Acquisition certified by their respective corporate secretary authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

ARTICLE VII

EMPLOYMENT MATTERS

7.1           Current Employees.  The aggregate annual base salary of each person employed by Vintacom and the date such person’s employment started shall be as set forth in the Employee Salary Letter attached hereto as Schedule 7.1.  As soon as practicable following the Closing, THK shall deliver options or warrants, evidenced by certificates or agreements, to the individuals in the amounts set forth on Schedule 7.1(b) hereto;

7.2           Management of Vintacom Acquisition.  Brad Hogg, as the President of Vintacom Acquisition, shall manage and control the day-to-day operations of Vintacom Acquisition pursuant to the organizational documents and bylaws of Vintacom Acquisition, but subject to the overall control of the Board of Directors of Vintacom Acquisition. Without limiting the generality of the foregoing:

(a)           Brad Hogg, as the President of Vintacom Acquisition, shall have control over day-to-day business operations of Vintacom Acquisition, including primary authority regarding the hiring and firing of personnel, marketing strategy, pricing and other product and service strategies; but

(b)           The Board of Directors of Vintacom Acquisition shall establish and communicate to Brad Hogg, as the President of Vintacom Acquisition, from time to time, management controls representing policies established by such Board of Directors; and that, without limiting the generality of the foregoing, neither Vintacom Acquisition, nor any of its Subsidiaries may take or agree to take, and Brad Hogg shall not cause, assist nor participate in any fashion in Vintacom Acquisition, or any of its Subsidiaries taking or agreeing to take, any of the following actions, without the prior express approving vote of the Board of Directors of Vintacom Acquisition:

(1)           amend the articles of incorporation or bylaws of Vintacom Acquisition;

(2)           wind-up, liquidate, dissolve or reorganize Vintacom Acquisition, or adopt a plan or proposal contemplating any of the foregoing;

(3)           approve the annual budget of Vintacom Acquisition for any fiscal year, or approve any course of action which is likely to cause Vintacom Acquisition to incur expenses or to make capital expenditures in amounts materially different from the comments set forth in the relevant budget;

(4)           elect or remove corporate officers of Vintacom Acquisition;

(5)           change the base or bonus compensation structure of any of the senior management level employees of Vintacom Acquisition including the persons named on Schedule 7.1;

(6)           enter into, modify or terminate any Employment Agreements, severance agreements, profit sharing plans, pension plans, or similar agreements with any employee of, or consultant to, Vintacom Acquisition;

(7)           issue securities of Vintacom Acquisition, including debt or equity securities, options, rights or warrants, or any other securities which are convertible into or exchangeable for shares of common or preferred stock of Vintacom Acquisition;

(8)           register any securities of Vintacom Acquisition;

(9)           merge, consolidate or combine Vintacom Acquisition with any other corporation, partnership or other entity;

(10)         sell assets of Vintacom Acquisition, other than in the ordinary course of business;

(11)         purchase, sell, lease, acquire or dispose of stock or assets valued at $25,000 or more, including acquiring another company, division or line of business (other than as provided for in Vintacom Acquisition annual budget approved in accordance with this Section 7.2);

(12)         declare or pay any dividends or any other distribution in respect of any securities of Vintacom Acquisition, or redeem, acquire or retire any securities;

(13)         make, or commit to make, during any fiscal year capital expenditures or enter into capital leases (other than capital expenditures and capital leases provided for in Vintacom Acquisition annual budget approved in accordance with this Section 7.2) which, in the aggregate, exceed $25,000;

(14)         enter into any contract, commitment or arrangement of any nature with any corporation, partnership or other entity directly or indirectly owned or controlled by, or an Affiliate of, any employee of Vintacom Acquisition, or by any relative of any employee of Vintacom Acquisition;

(15)         create any committee of the board of directors, or change a committee of the board of directors, of Vintacom Acquisition;

(16)         borrow, issue bonds or notes, or otherwise incur debt or guarantee any debt (other than accounts payable incurred in the ordinary course of business, and any borrowing, issuance of bonds or notes, or other debt or guarantees of any debt provided for in Vintacom Acquisition’s annual budget approved in accordance with this Section 7.2);

(17)         mortgage, pledge, grant a security interest, or otherwise encumber the assets of Vintacom Acquisition (other than any mortgage, pledge, grant of security interest, or other encumbrance provided for in Vintacom Acquisition annual budget approved in accordance with this Section 7.2);

(18)         initiate or settle any lawsuit or arbitration proceeding involving Vintacom Acquisition, other than actions to collect debts owed to Vintacom Acquisition;

(19)         retain independent certified public accountants to audit the books and financial records of Vintacom Acquisition in accordance with GAAP;

(20)         issue any press release of any type without the prior written approval of the chief executive officer of THK; or

(21)         take any action referred to in clauses (1) through (20) above, inclusive, relating to any subsidiary of Vintacom Acquisition.

ARTICLE VIII

ADDITIONAL CONSIDERATION

8.1           Additional Consideration.  On the date set forth below, THK shall pay to each Shareholder, the Additional Consideration (if any) calculated in accordance with this Article VIII.

(a)           The Additional Consideration shall mean and be equal to five times the positive difference, if any, obtained when the Initial Pre-Tax Earnings is subtracted from the product of four times the Average Quarterly Pre-Tax Earnings;

(b)           Any Additional Consideration shall be paid to the Shareholders in the same proportion as the Initial Consideration paid pursuant to Section 2.2 hereof;

(c)           (i) One-half of any Additional Consideration shall be paid in cash; and (ii) one-half shall be paid in shares of THK Common Stock.  The number of shares to be issued will be equal to the quotient obtained by dividing fifty percent (50%) of the Additional Consideration by the Measurement Date FMV as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date but before the end of the Measurement Period.

(d)           Any Additional Consideration payable to the Shareholders hereunder shall be paid no later than ten days after THK files with the Securities and Exchange Commission, its quarterly report on Form 10-Q or 10-QSB or annual report on Form 10-K or 10-KSB for the first quarter ended after the Measurement Period.

(e)           Any fractional shares resulting from any of the calculations required by this Article VIII shall be rounded up to the nearest whole number.

(f)            No Shareholder shall have the right to demand payment of the Additional Consideration other than in accordance with this Article VIII.  In addition, no Shareholder shall be entitled to pledge, borrow or otherwise obtain the benefits of the Additional Consideration until payment of the Additional Consideration is required to be paid by THK.

8.2           Additional Covenants.  THK and Vintacom Acquisition agree that during the Measurement Period Vintacom Acquisition shall not:

(a)           move or relocate all or a material portion of the operations of Vintacom Acquisition, any of its Subsidiaries or the Business from Edmonton, Alberta, Canada;

(b)           make any direct or indirect sale or transfer of substantially all of the Business or ownership interests of Vintacom Acquisition; and

(c)           merge any other Person into Vintacom Acquisition, or cause Vintacom Acquisition to acquire substantially all of the assets of any other Person, without the written consent of Brad Hogg.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations and Warranties.  Notwithstanding any other term of this Agreement or any other Document, the representations, warranties, covenants and indemnities contained in this Agreement shall survive, and for greater certainty will in no event merge on the Closing Date, until the expiration of the applicable statute of limitation (with extensions).  No claim for the recovery of Losses based upon a breach of a representation, warranty or covenant will be barred if the statute of limitation applicable to the claim has expired; provided that if more than one statute of limitation is applicable to the claim or claims, the claim or claims will only be barred by the statute if the time for bringing any claim has expired under each applicable statute.  Notwithstanding anything to the contrary herein; claims made in good faith for Losses first asserted in writing, but before the filing of a formal complaint, by the party or parties seeking indemnification as provided in this Article IX within the applicable period shall not thereafter be barred.

9.2           Indemnification.

(a)           Subject to (c) below, the Shareholders agree to jointly and severally fully and forever indemnify and hold harmless THK and its Affiliates including Vintacom and Vintacom Acquisition, and each of their respective successors and assigns, together with all of their officers, directors, employees or agents from and against any and all losses, damages, Liabilities, obligations, costs or expenses, including reasonable attorneys’ fees and disbursements, (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of (1) any breach or default in the performance by any Shareholder or Vintacom of any obligation contained in or contemplated by this Agreement or any Document, or (2) any material breach by Vintacom or any Shareholder of a representation or warranty contained in this Agreement, including any schedule or Document delivered to THK pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Shareholders or Vintacom pursuant hereto.

(b)           Subject to (c) below, THK agrees to indemnify and hold harmless the Shareholders and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any default in the performance by THK or Vintacom Acquisition of any obligation of THK contained in, or contemplated by, this Agreement, or (2) any material breach of a representation and warranty made by THK or Vintacom Acquisition.

(c)           No amount of Loss or Losses shall be payable by any indemnifying party pursuant to Section 9.2(a), in the case of Vintacom or the Shareholders, or pursuant to Section 9.2(b), in the case of THK, unless the aggregate amount of the Loss or Losses that are indemnifiable exceeds $50,000 and provided further that if the aggregate amount of all Losses exceed $50,000, only the Losses above $50,000 shall be indemnifiable hereunder provided that the minimum threshold shall not apply to Losses arising out of, resulting from or incident to breaches of representations and warranties set forth in Section 4.7 (Capital Structure), 4.23 (Receivables) 4.25 (Brokers), 4.26 (Cash/Banks and Brokerage Accounts) and 4.27 (Indebtedness) or any failure by THK to satisfy its obligations to pay the Purchase Price under Sections 2.2 and 8.1.

(d)           If an indemnified party recovers a Loss or Losses from an indemnifying party hereunder, the indemnifying party shall be subrogated, to the extent of the recovery, to the indemnified party’s rights against any third party with respect to the Loss or Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the indemnified party’s policies and except to the extent that the grant of subrogation rights to the indemnifying party is prohibited by the terms of the applicable insurance policy.

(e)           The amount of any Loss or Losses owed to any indemnified party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually recovered by the indemnified party and the indemnified party shall reimburse the indemnifying party for any amounts so recovered and previously advanced by the indemnifying party.

(f)            Each party hereby acknowledges and agrees that, from and after the Closing and except for claims seeking equitable relief, its sole remedy relating to the covenants, representations and warranties contained herein and the transactions contemplated by this Agreement and the other Documents, shall be pursuant to the indemnification provisions of this Article IX.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action it may have against the other parties or their respective representatives and affiliates relating to the transactions contemplated by this Agreement and the other Documents, other than claims seeking equitable relief or for, or in the nature, of fraud.

(g)           Any indemnified party seeking indemnification hereunder shall give the indemnifying party, a notice describing in reasonable detail the facts giving rise to the claim for indemnity, an estimate of the Loss including reasonable detail on the assumptions used to calculate the Loss and a summary of the relevant provisions of any agreement, document or instrument executed pursuant hereto or in connection herewith upon which the claim is based.  After giving the required notice, the amount of indemnification to which an indemnified party shall be entitled under this Article IX shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

(h)           No indemnified party shall be entitled to recover from any indemnifying party for any Loss any amount in excess of the actual damages suffered by such indemnified party.  THK, Vintacom Acquisition, Vintacom and the Shareholders waive any right to recover punitive, special, exemplary, incidental and consequential damages or for any loss of profit or anticipated profit, nor shall any indemnified party be entitled to recover for any amount recovered by it pursuant to any insurance policy.

9.3           Third Party Claim.  If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith.  Notwithstanding the foregoing, if within ten Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between the parties, the claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of the claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented at its own expense by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE X

TAX MATTERS

10.1         Tax Returns.

(a)           Subject to Section 10.1(b) and Section 10.1(c), the Shareholders shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Vintacom for taxable years or periods ending on or before the Closing Date.  To the extent the obligations of Vintacom for Taxes arising in relation to such Tax Returns have not been accrued as a liability of Vintacom or any Subsidiary as of the Closing Date, then the Shareholders shall remit or cause such Taxes to be remitted.  THK shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Vintacom and each Subsidiary for taxable years or periods ending after the Closing Date and THK shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)           From and after the Closing, the Shareholders shall jointly and severally fully and forever indemnify THK, pursuant to, but not subject to the limitations set forth in, Article IX, for all (1) Taxes imposed on Vintacom and each Subsidiary for any taxable year or period, or portion thereof, that ends on or before the Closing Date to the extent those obligations have not been accrued as a liability as of the Closing Date and (2) Taxes of any Person (other than Vintacom) imposed on Vintacom or any Subsidiary as a transferee or successor, by contract or pursuant to any requirement of laws, which Taxes relate to an event or transaction occurring on or before the Closing Date.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of Vintacom or any Subsidiary (or Taxes for which Vintacom, or any Subsidiary, is liable) for the portion of the period ending on the

Closing Date (for which the Shareholders are liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for this purpose, the taxable period of any partnership or other pass-through entity in which Vintacom, or any Subsidiary, holds a beneficial interest shall be deemed to terminate on the Closing Date), except that the amount of any Taxes that are imposed on a periodic basis and are not based on, or measured by, income or receipts shall be determined by reference to the percentage that the number of days in the portion of the period ending on the Closing Date bears to the total number of days in the period beginning after the Closing Date.  The limitations on indemnity contained in Section 9.1(c) shall not apply to the obligations set forth herein.

(c)           Notwithstanding anything herein to the contrary, the Shareholders shall be liable for and shall pay, and pursuant to Article IX shall jointly and severally fully and forever indemnify THK and Vintacom Acquisition against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.  The limitations on indemnity contained in Section 9.1(c) shall not apply to the obligations set forth herein.

(d)           None of THK, Vintacom Acquisition and the Shareholders shall take a position on any federal, provincial, state or local income Tax Return or in any proceeding before any taxing authority with respect to these returns that is inconsistent with the treatment of the transactions contemplated hereby as a taxable stock purchase and sale.

10.2         Contest Provisions.

(a)           THK shall promptly notify the Shareholders in writing upon receipt by THK, Vintacom Acquisition or any of their respective Affiliates of notice of any pending or threatened federal, provincial, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Shareholders may be liable pursuant to Section 10.1 and Article IX.

(b)           The Shareholders shall have the right to represent Vintacom’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at Vintacom’s expense; provided, however, that the Shareholders shall have no right to represent Vintacom’s interest in any Tax audit or administrative or court proceeding unless any one or more of the Shareholders shall have first notified THK in writing of such Shareholder or Shareholders’ (the “Indemnifying Shareholder”) intention to do so and shall have agreed with THK in writing that, as between THK and the Indemnifying Shareholders, the Indemnifying Shareholders shall be liable for any Taxes due in respect of taxable years or periods ending on or before the Closing Date that result from any audit or proceeding.  Vintacom Acquisition and its representatives shall have the right to fully participate at its expense in any audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date.  THK shall have the sole right to defend Vintacom with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent THK shall have agreed in writing to forego any indemnification under this Agreement with respect to the issue.  Notwithstanding the foregoing, the Indemnifying Shareholders shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of THK, Vintacom or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of THK, which consent may be withheld in the Discretion of THK unless the Shareholders have indemnified THK in a manner acceptable to THK against the effects of any such settlement.

10.3         Assistance and Cooperation.  After the Closing Date, each of the Shareholders and THK shall (and cause their respective Affiliates to):

(a)           assist the other party in preparing any Tax Returns which the other party is responsible for preparing and filing in accordance with Section 10.1;

(b)           cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Vintacom;

(c)           make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Vintacom;

(d)           provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Vintacom for taxable periods for which the other may have a liability under this Article X;

(e)           furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f)            timely sign and deliver any certificates or forms necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g)           timely provide, to the other, powers of attorney or similar authorizations necessary to carry out the purposes of this Article X;

(h)           retain all books and records with respect to Tax matters pertinent to Vintacom relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(i)            give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

ARTICLE XI

MISCELLANEOUS

11.1         Notices.  All notes or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or be commercial messenger, (ii) one Business Day following deposit with a recognized overnight courier service, provided deposit occurs prior to the deadline imposed by the service for overnight deliver, (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and notice is sent by an additional method provided hereunder, in each case above provided the communication is addressed to the intended recipient thereof as set forth below:

If to THK or Vintacom Acquisition to:

CGI Holding Corporation d/b/a
Think Partnership Inc.
5 Revere Drive
Suite 510
Northbrook, IL 60062
Attn: Gerard M. Jacobs
Fax: 847-562-0178
email: gerry.jacobs@thinkpartnership.com

With a copy to:	Shefsky & Froelich Ltd.
111 East Wacker Drive
Suite 2800
Chicago, Illinois 60601
Attn: Michael J. Choate
Fax: 312-275-7554
email: mchoate@shefskylaw.com

If to the Shareholders, Vintacom or the Agent:

Brad Hogg
210 10335 178 Street
Edmonton, Alberta Canada
T5S 1R5
Fax: 780-443-4883
email: bhogg@vintacom.com

With a copy to:	Miller Thomson LLP
2700, 10155-102 Street
Edmonton Alberta Canada
T5G 4G8
Attention: Joseph W. Yurkovich Q.C.
Fax: 780-424-5866
email: jyurkovich@millerthomson.com

11.2         Entire Agreement.  This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

11.4         Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

11.5         Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

11.6         Waivers.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions.  No waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any the right, power or remedy of the Party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any right, power or remedy, shall preclude any Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of the Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving notice or demand to any other or further action in any circumstances without notice or demand.

11.7         No Third Party Beneficiary.  Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, the indemnified entities and persons referred to in Article IX are expressly acknowledged to be third party beneficiaries of this Agreement.

11.8         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon determining that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

11.9         Publicity.  Neither Vintacom nor the Shareholders shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law. Neither THK nor Vintacom Acquisition shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Shareholders, except as required by Law or the rules and regulations of the American Stock Exchange as determined by THK in its Discretion.

11.10       Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Illinois without giving effect to the conflict of law principles thereof.

11.11       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, either manually or via facsimile or electronic transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.12       Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13       Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the costs and expenses, whether or not the Closing shall have occurred.

11.14       Further Assurances.  At any time, and from time to time, after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

11.15       Arbitration.  Any controversy, dispute or claim arising out of, or in connection with, this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon the decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of the decision or award and an order of enforcement.  Any procedural matter not covered by these rules shall be governed by the procedural law of the State of Illinois. Notwithstanding anything to the contrary herein, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

11.16       Incorporation by Reference.  Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer

VINTACOM ACQUISITION, ULC

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	President

VINTACOM HOLDINGS INC.

By:	/s/ Brad Hogg
Name:	Brad Hogg
Title:	President

AGENT

By:	/s/ Brad Hogg
Name:	Brad Hogg

SHAREHOLDERS

/s/ Brad Hogg
BRAD HOGG

/s/ Kim Eykelbloom
KIM EYKELBLOOM

/s/ Mike Baldock
MIKE BALDOCK

/s/ Terry Schultz
TERRY SCHULTZ

/s/ Jeff Hogg
JEFF HOGG

Vintacom Disclosure Schedules

These schedules are provided pursuant to that Agreement among CGI Holding Corporation (d/b/a Think Partnership Inc.), Vintacom Acquisition Company, ULC, Vintacom Holdings Inc., and the Shareholders of Vintacom Holdings Inc. dated December 2, 2005 (the “Agreement”).

All matters disclosed herein, and each of the warranties, covenants and representations given or made by the Vendors, or any of them, shall each be read as having been made and having been given subject to the information, exceptions, qualifications and limitations set out in the entirety of these Schedules, notwithstanding a specific reference to one or more sections of the Agreement in each schedule.

Schedule 3.5:

The Transferred Information is comprised of the general employee information previously provided to THK in that certain letter dated December 2, 2005 (the “Letter”), and maintained by Vintacom Media Group Inc., being years of service, remuneration and general employment terms.

Schedule 4.1:

Vintacom is an Alberta corporation, incorporated under Alberta Business Corporations Act, and is not registered extra-provincially in any foreign jurisdiction.

Schedule 4.2:

Section 4.2(a):

The Subsidiaries of Vintacom are:

1.     Vintacom Media Group Inc. (incorporated under Alberta Business Corporations Act);

2.     Vintacom Software Systems Inc. (incorporated under Alberta Business Corporations Act);

3.     Vintacom Internet Services Inc. (incorporated under Alberta Business Corporations Act);

4.     Intipro Dating Inc. (incorporated under Alberta Business Corporations Act);

5.     Relationship Exchange Holdings Ltd. (incorporated under Alberta Business Corporations Act); and

6.     Relationship Exchange Limited, previously Relationship Exchange Company, being a subsidiary of Relationship Exchange Holdings Ltd. (originally incorporated as an unlimited liability company under Nova Scotia Companies Act, but converted to normal company and subsequently exported and continued under the Alberta Business Corporations Act as at August 23, 2005).

Section 4.2(b):

The Subsidiaries are not registered extra-provincially in any foreign jurisdiction.

Schedule 4.6:

Notification of the completion of the transaction must be provided by the non-resident purchaser within 30 days of closing, pursuant to the provisions of the Investment Canada Act.

Schedule 4.7:

Provided in the Letter. .

Schedule 4.8:

Attached are: (a) the audited consolidated financial statements for Vintacom Holdings Inc. as of December 31, 2004 attached as Schedule 4.8.1; and (b) the unaudited consolidated financial statements of Vintacom Holdings Inc. for the six (6) month period ended June 30, 2005 attached as Schedule 4.8.2.

Schedule 4.9:

No changes in the ordinary course of conduct of Businesses or Material Adverse Effect since Dec 31/04, except for the following:

Vintacom Media Group Inc. (“Vintacom”) has received a Goods and Services Tax (“GST”) reassessment in respect of the period from January 1, 2002 to December 31, 2004, and has also received income tax reassessments for the periods ending December 31, 2003 and December 31, 2004.  Details of all such matters have been provided to THK.

In all other respects, operations conducted during 2005 are materially consistent with operations conducted as at the end of the period covered by the Financial Statements.

Schedule 4.10:

Section 4.10(a): Nil

Section 4.10(b): Real property under lease or license (no real property is owned by Vintacom) is set out in the Letter.

Section 4.10(c): Nil

Schedule 4.11:

A true, correct and complete list of all Tangible Personal Property owned by Vintacom or any Subsidiary was previously provided under Schedule F, Due Diligence.

List of Leased Personal Property:

Vintacom has previously delivered to THK true, correct and complete list of all Tangible Personal Property leased by Vintacom or any Subsidiary under Schedule G, Due Diligence, and copies of such agreements.

Schedule 4.13:

Details are set out in the Letter.

Schedule 4.14:

Details provided in the Letter.

Schedule 4.15:

Details provided in the Letter.

Schedule 4.16:

Section 4.16(a):

Employee names, titles, compensation and years of service have been provided in the Letter.

Section 4.16(b):

The Audited Financials do not accrue vacation time for employees or internal contractors (this is exhausted annually by most employees, and balances remaining are not carried forward, provided that statutory minimums will generally be paid out).  In practice, all vacation time is generally exhausted. Vacation entitlements are as follows:

(a): Staff less than 2 years service:  The current plan provides 10 vacation days plus 5 sick days plus 3 additional paid days, provided staff cannot take more than 10 consecutive days without supervisor approval.

(b): Staff more than 2 years: Same as above, but 15 (instead of 10) vacation days and 5 (instead of 3) additional days, and employees and cannot take more than 15 consecutive days without supervisor approval.

No other employee benefits, as of closing, will be accrued or owing.

Section 4.16(c):

Details were provided in the Letter.

Section 4.16(d):

Details provided in the Letter.

Schedule 4.19:

Section 4.19(a)(1): Direct or indirect interests in any competitor, supplier or customer of Vintacom:

1. Brad Hogg will have an interest as shareholder in Precision Play Media Inc.

2. Kim Eykelboom is the sole shareholder of Viral Productions Inc., owner of “Coupleme.com” and various other web dating properties owned by that corporation which are currently administered under a services agreement with Relationship Exchange Company.

Section 4.19(a)(2): Direct or indirect interests in any assets of Vintacom: Details provided in the Letter.

Section 4.19(a)(3): Indebtedness to Vintacom: Details provided in the Letter.

Section 4.19(b): Indebtedness by Vintacom to officer, director, shareholder or their affiliates: Details provided in the Letter.

Schedule 4.20:

Current litigation:  Details provided in Letter.

GST/income reassessments by Canada Revenue Agency, as detailed above.

Schedule 4.21:

Details provided in Letter.

Schedule 4.25:

Nil.

Schedule 4.26:

Banking Relationships: Details provided in Letter.

Schedule 4.28:

Material contracts: Details provided in Letter.

Section 4.28(j): Powers of attorney:  None

Section 4.28(k): Capital expenditures in excess of $10,000:  No contracts currently in place, but anticipated Dell purchase contract to be finalized after closing as per budget supplied.

Section 4.28(l): Loans to other Persons in excess of $10,000: As at Closing, nil

Schedule 7.1:

See Schedule 4.16(a) above.